Exhibit 3.1

CERTIFICATE OF ELIMINATION
OF THE
SERIES G CONVERTIBLE PREFERRED STOCK

OF

NORTH BAY RESOURCES INC.

A DELAWARE CORPORATION

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PURSUANT TO SECTION 151(g) OF THE
GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

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NORTH BAY RESOURCES INC.,  a corporation duly organized and existing in the State of Delaware (the “Company”) under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

First: Pursuant to the authority expressly vested in the Board of Directors of the Company by the Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation"), the Board of Directors of the Company previously adopted resolutions creating and authorizing the issuance of 1,500,000 shares of Series G Preferred Stock (the "Series G Preferred Stock") in accordance with the provisions of the Certificate of Designation, Preferences and Rights governing the Series G Preferred Stock (the "Series G Certificate of Designation") as filed with the Delaware Secretary of State on March 4, 2009.

Second: None of the authorized shares of the Series G Preferred Stock are presently outstanding and none will be issued subject to the Series G Certificate of Designation.

Third: Pursuant to the authority conferred upon the Board of Directors of the Company pursuant to the Certificate of Incorporation, the Board of Directors adopted a resolution on July 27, 2012, approving the elimination of the Series G Preferred Stock, as set forth herein:

"RESOLVED, that none of the authorized shares of the Series G Preferred Stock are outstanding and that none shall be issued pursuant to the Series G Certificate of Designation; and it is further

RESOLVED, that, upon filing a Certificate of Elimination of the Series G Preferred Stock (the "Series G Certificate of Elimination"), with the Secretary of State of the State of Delaware, all matters set forth in the Series G Certificate of Designation with respect to the Series G Preferred Stock shall be eliminated from the Certificate of Incorporation; and it is further

RESOLVED, that the Authorized Officers of the Company in the name and on behalf of the Company be, and each of them individually hereby is, authorized and directed, with the assistance of counsel, to prepare, execute and deliver to the Secretary of State of the State of Delaware, the Series G Certificate of Elimination, as required by the DGCL in order to effect the elimination of the Series G Preferred Stock; and it is further

RESOLVED, that the Authorized Officers of the Company be, and they hereby are, authorized and directed, jointly and severally, for and in the name and on behalf of the Company, to execute and deliver any and all certificates, agreements, and other documents, take any and all steps and do any and all things which they may deem necessary or advisable in order to effect the purposes of each and all of the foregoing resolutions; and it is further

RESOLVED, that any actions taken by such Authorized Officers prior to the date of these resolutions that are within the authority conferred hereby are hereby ratified, confirmed and approved in all respects as the act and deed of the Company."

Fourth : In accordance with Section 151(g) of the DGCL, the Certificate of Incorporation as effective immediately prior to the filing of this Certificate of Elimination, is hereby amended to eliminate all references to the Series G Preferred Stock.

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be acknowledged as true in its corporate name and executed by its duly authorized officer this 27th day of July, 2012.

By: /s/ Perry Leopold
Name: Perry Leopold
Title: CEO & Chairman of the Board of Directors